Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and Year End 2017 Financial Results

•	All-time high annual total revenue of $87.5 million, up 20% year-over-year

•	Record annual licensing revenue of $42.9 million, up 35% year-over-year

•	Record annual GAAP and non-GAAP Earnings Per Share of $0.75 and $.1.17, up 23% and 26% year-over-year, respectively

MOUNTAIN VIEW, Calif., February 06, 2018 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing platforms and artificial intelligence processors for smarter, connected devices, today announced its financial results for the fourth quarter and year ended December 31, 2017.

Total revenue for the fourth quarter of 2017 was $21.6 million, an increase of 2% compared to $21.2 million reported for the fourth quarter of 2016. Fourth quarter 2017 licensing and related revenue was $9.0 million, an increase of 9% when compared to $8.3 million reported for the same quarter a year ago. Royalty revenue for the fourth quarter of 2017 was $12.6 million, a decline of 2% when compared to $12.9 million reported for the fourth quarter of 2016.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “Our fourth quarter results marked a strong finish to the year, with thirteen licensing agreements concluded and a sequential increase in royalties. Notably, we signed a development agreement with a large automotive manufacturer for the next generation of our NeuPro AI processor targeting level 4 and 5 autonomous driving systems.”

Mr. Wertheizer continued: “2017 was an outstanding year for CEVA, with record financial and business achievements, reflecting our traction in the smart and connected universe. Our licensing business continues to thrive, with forty-five agreements concluded, resulting in 35% licensing revenue growth. We entered into strategic engagements with multiple top tier players in 5G infrastructure, artificial intelligence and computer vision, all of which bode well for future royalty growth. We also further strengthened our technology leadership in a number of key growth areas with the introduction of new products, among which are: CEVA-XC12, the most advanced DSP for infrastructure and networking applications; Dragonfly, a complete end-to-end solution for narrowband IoT; NeuPro, the first self-contained processor architecture for AI at the edge; ClearVox, a complete front-end voice processing software suite for voice-enabled devices and AI assistants, and Bluetooth 5 dual mode, the key enabling technology for the proliferation of wireless headsets, hearables and earbuds. Our royalty revenue also reached an all-time high, growing 9% year-over-year, with close to 1.2 billion CEVA-powered devices shipped by our customers. Looking ahead, we will continue to relentlessly expand our customer base and market presence, leveraging our unique specialization and holistic product strategy to lower market entry barriers for complex technologies.”

During the quarter, CEVA completed 13 license agreements. Nine of the agreements were for CEVA processors, platforms and software, and four were for CEVA connectivity IPs. All of the licensing agreements signed during the quarter were for non-handset baseband applications and five were with first-time customers of CEVA. Customers’ target markets for the licenses include 5G cellular backhaul, cellular IoT, computer vision and AI for smartphones, consumer electronics and automotive, voice processing in headsets and Bluetooth connectivity for a variety of IoT-related products. Geographically, five of the deals signed were in China, two were in the U.S., one in Europe and five were in the APAC region, including Japan.

GAAP net income for the fourth quarter of 2017 decreased 39% to $3.2 million, compared to $5.2 million reported for the same period in 2016. GAAP diluted earnings per share for the fourth quarter of 2017 decreased 42%, to $0.14 from $0.24 a year ago.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2017 were $5.7 million and $0.25, respectively, representing a 18% and 22% decrease, respectively, over the $7.0 million and $0.32 reported for the fourth quarter of 2016. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2017 excluded: (a) equity-based compensation expense, net of taxes, of $2.3 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves. Net income and diluted earnings per share for the fourth quarter of 2016 excluded: (a) equity-based compensation expense, net of taxes, of $1.5 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves.

Full Year 2017 Review

Total revenue for 2017 was $87.5 million, an increase of 20% compared to $72.7 million reported for 2016. Licensing and related revenue for 2017 was $42.9 million, representing an increase of 35% compared to $31.9 million reported for 2016. Royalty revenue for 2017 was $44.6 million, representing an increase of 9% compared to $40.8 million reported for 2016.

U.S. GAAP net income and diluted net income per share for 2017 were $17.0 million and $0.75, respectively, an increase of 30% and 23%, respectively, compared to $13.1 million and $0.61, respectively reported for 2016.

Non-GAAP net income and diluted earnings per share for 2017 were $26.6 million and $1.17, respectively, also representing an increase of 31% and 26%, respectively, over $20.4 million and $0.93 reported for 2016. Non-GAAP net income and diluted earnings per share for 2017 excluded (a) equity-based compensation expense, net of taxes, of $8.4 million, and (b) the impact of the amortization of acquired intangibles of $1.2 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for 2016 excluded (a) equity-based compensation expense, net of taxes, of $6.0 million, and (b) the impact of the amortization of acquired intangibles of $1.2 million associated with the acquisition of RivieraWaves.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We are very proud of the company’s performance over the past year. Among the numerous financial and business milestones reached in 2017 were record annual licensing revenue, royalty revenue, non-GAAP net income and earnings per share. We also generated $24.5 million over the course of the year from operating cash flows that continued to strengthen our balance sheet with our cash balance, marketable securities and bank deposits totaling approximately $183 million at year end, with no debt.”

CEVA Conference Call

On February 6, 2018 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/24121. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10115921) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 13, 2018. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (802.11 a/b/g/n/ac up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements that strategic engagements with multiple top tier players in 5G infrastructure, AI and computer vision bode well for CEVA’s future royalty growth and CEVA’s desire to expand its customer base and market presence by leveraging CEVA’s unique specialization and holistic product strategy to lower the market entry barriers for complex technologies. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s licensing customers and royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT and connectivity markets, the emergence of AI, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	Unaudited
Revenues:
Licensing and related revenues	$9,006	$8,298	$42,899	$31,874
Royalties	12,595	12,898	44,608	40,779

Total revenues	21,601	21,196	87,507	72,653

Cost of revenues	1,923	1,633	6,953	6,086

Gross profit	19,678	19,563	80,554	66,567

Operating expenses:
Research and development, net	9,972	7,767	40,385	30,838
Sales and marketing	3,150	3,077	12,572	11,540
General and administrative	3,100	2,281	10,488	8,567
Amortization of intangible assets	309	309	1,236	1,236

Total operating expenses	16,531	13,434	64,681	52,181

Operating income	3,147	6,129	15,873	14,386
Financial income, net	879	422	3,026	2,039

Income before taxes on income	4,026	6,551	18,899	16,425
Income taxes	863	1,350	1,871	3,325

Net income	$3,163	$5,201	$17,028	$13,100

Basic net income per share	$0.14	$0.24	$0.78	$0.63
Diluted net income per share	$0.14	$0.24	$0.75	$0.61
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	22,017	21,239	21,771	20,850
Diluted	22,801	22,068	22,561	21,565

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	Unaudited
GAAP net income	$3,163	$5,201	$17,028	$13,100
Equity-based compensation expense included in cost of revenue	129	67	459	246
Equity-based compensation expense included in research and development expenses	1,005	698	3,839	2,860
Equity-based compensation expense included in sales and marketing expenses	388	241	1,428	922
Equity-based compensation expense included in general and administrative expenses	825	582	2,967	2,208
Income tax benefit related to equity-based compensation expenses	(71)	(54)	(339)	(202)
Amortization of intangible assets related to RivieraWaves transaction	309	309	1,236	1,236

Non-GAAP net income	$5,748	$7,044	$26,618	$20,370

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,801	22,068	22,561	21,565
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	228	247	283	327

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	23,029	22,315	22,844	21,892
GAAP diluted net income per share	$0.14	$0.24	$0.75	$0.61
Equity-based compensation expense, net of taxes	$0.10	$0.07	$0.37	$0.27
Amortization of intangible assets related to RivieraWaves transaction	$0.01	$0.01	$0.05	$0.05

Non-GAAP diluted net income per share	$0.25	$0.32	$1.17	$0.93

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31, 2017	December 31, 2016 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$21,739	$18,401
Marketable securities and short term bank deposits	117,096	108,115
Trade receivables, net	16,494	15,044
Prepaid expenses and other current assets	3,747	3,152

Total current assets	159,076	144,712

Long-term assets:
Bank deposits	44,518	29,977
Severance pay fund	8,910	7,941
Deferred tax assets	3,643	2,252
Property and equipment, net	6,926	4,805
Goodwill	46,612	46,612
Intangible assets, net	1,742	2,978
Other long term assets	5,385	3,218

Total assets	$276,812	$242,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$392	$571
Deferred revenues	4,399	6,258
Accrued expenses and other payables	18,004	15,766

Total current liabilities	22,795	22,595
Long-term liabilities:
Accrued severance pay	9,347	8,349

Total liabilities	32,142	30,944

Stockholders’ equity:
Common stock:	22	21
Additional paid in-capital	217,417	212,103
Treasury stock	(26,056)	(39,507)
Accumulated other comprehensive loss	(586)	(497)
Retained earnings	53,873	39,431

Total stockholders’ equity	244,670	211,551

Total liabilities and stockholders’ equity	$276,812	$242,495

(*)	Derived from audited financial statements